EXHIBIT 4.7

Long Cheng Industrial Zone General Estate Rental Supplementary Agreement

Landlord (Party A): Shenzhen Long Cheng Industry & Trade Industrial Ltd.

Tenant (Party B): Nissin Metal and Plastic (Shenzhen) Limited

As a favor for Party B to early withdraw from renting Building #7 1F requests and to ensure executing Long Cheng Industrial Zone General Estate Rental Agreement signed on July 18, 2016, the supplementary agreement was prepared for Party A and Party B to follow.

1.	Party B agree to pay Party A 3 months rental amount as a penalty for early withdrawing with total of RMB74,857.20.

2.	Long Cheng Industrial Zone General Estate Rental Agreement signed on July 18, 2016 will be amended as follows:

a.	The total renting area will exclude Building #7 1F (1,060 sq meter) in Section 1.

b.	The total rental amount will exclude Building #7 1F related parts’ in Section 2.

c.	The total deposit amount will exclude Building #7 1F related parts’ in Section 3.

3.	The Supplementary Agreement will be in effective from Jan 1, 2019 to Feb 29, 2020.

/s/	/s/
Landlord	Tenant
Shenzhen Long Cheng Industry & Trade Industrial Ltd.	Nissin Metal and Plastic (Shenzhen) Limited